Exhibit 99.1

Amplify Snack Brands, Inc. Grants Employment Inducement Award

Austin, Texas—September 20, 2017—Amplify Snack Brands, Inc. (“Amplify” or the “Company”) (NYSE: BETR), a leading marketer and manufacturer of branded better-for-you snack food products, today announced that pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual, it has granted an employment inducement award to Craig Shiesley, Amplify’s new Chief Operating Officer and President, North America.

In connection with Mr. Shiesley’s appointment as Amplify’s new Chief Operating Officer and President, North America, Mr. Shiesley was granted an option to purchase 1,166,173 shares of Amplify’s common stock, subject to the terms of the Company’s Inducement Award Non-Qualified Stock Option Agreement entered into with Mr. Shiesley. One third (1/3) of the shares subject to Mr. Shiesley’s option award shall vest and become exercisable on the last day of the month of the first anniversary of September 12, 2017, and the remaining two thirds (2/3) of the shares subject to Mr. Shiesley’s option award shall vest in twenty-four (24) equal monthly installments thereafter, subject to Mr. Shiesley’s continued service to the Company on each vesting date. This option award replaces in its entirety a stock option award that was purported to be granted to Mr. Shiesley on September 12, 2017 (the “Prior Award”), which was disclosed in the Current Report on Form 8-K filed by the Company the same day. The Prior Award was not effective and is null and void. The terms of the new option are substantially identical to the Prior Award, except that the exercise price of the new option is $7.06 per share which is $0.02 higher than the Prior Award and equal to the closing price on the date of grant, September 19, 2017.

The award was granted outside of Amplify’s current stockholder-approved stock option and incentive plan and was approved by the Compensation Committee of Amplify’s Board of Directors. The award is intended to qualify as an “employment inducement award” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual. For further details regarding the equity compensation of Mr. Shiesley, please see Amplify’s Current Reports on Form 8-K filed September 12, 2017 and September 20, 2017 with the Securities and Exchange Commission.

About Amplify Snack Brands, Inc.

Headquartered in Austin, Texas, Amplify Snack Brands is a high growth snack food company focused on developing and marketing products that appeal to consumers’ growing preference for Better-For-You (BFY) snacks. Our brands SkinnyPop®, Tyrrells®, Paqui®, Oatmega®, Lisa’s® Chips, The Wholesome Food CompanyTM, and Thomas ChipmanTM embody our BFY mission of “snacking without compromise” and have amassed a loyal customer base across a wide range of food distribution channels in the United States, United Kingdom, Canada, Europe and Australia. For additional information, please visit: http://amplifysnackbrands.com.

Investors

Amplify Snack Brands, Inc.

Josh Gittler, 512-640-8377

jgittler@amplifysnacks.com

or

ICR

Katie Turner, 646-277-1228

katie.turner@icrinc.com